EXHIBIT 12.1

CYCLACEL PHARMACEUTICALS, INC.

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Year Ended March 31, 2002	Year Ended March 31, 2003	Nine Months Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Earnings: Loss From Operations Before Income Taxes	$(14,853)	$(19,939)	$(16,463)	$(25,198)	$(19,948)	$(25,382)
Add Fixed Charges:
Interest Expensed	$440	$470	$2,005	$112	$60	$178
Estimated Interest On Rental Expense	$15	$26	$23	$39	$45	$52
Total Fixed Charges	$455	$496	$2,028	$151	$105	$230
Loss From Operations Before Income Taxes Plus Fixed Charges	$(14,398)	(19,443)	$(14,435)	$(25,047)	$(19,843)	$(25,152)
Supplemental Information:(1) Deficiency of earnings available to cover fixed charges	$14,853	$19,939	$16,463	$25,198	$19,948	$25,382

(1)	Earnings are insufficient to cover fixed charges; deficiency of earnings available presented as supplemental information in the table above.

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(in thousands)

	Year Ended March 31, 2002	Year Ended March 31, 2003	Nine Months Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Earnings: Loss From Operations Before Income Taxes	$(14,853)	$(19,939)	$(16,463)	$(25,198)	$(19,948)	$(25,382)
Add Fixed Charges:
Interest Expensed	$440	$470	$2,005	$112	$60	$178
Estimated Interest On Rental Expense	$15	$26	$23	$39	$45	$52
Total Fixed Charges	$455	$496	$2,028	$151	$105	$230
Loss From Operations Before Income Taxes Plus Fixed Charges	$(14,398)	$(19,443)	$(14,435)	$(25,047)	$(19,843)	$(25,152)
Total Fixed Costs	$455	$496	$2,028	$151	$105	$230
Preferred Dividends	$3,289	$4,654	$4,425	$11,053	$11,876	$2,827
Total Fixed Charges and Preferred Dividends	$3,744	$5,150	$6,453	$11,204	$11,981	$3,057
Supplemental Information:(1) Deficiency of earnings available to cover fixed charges and preferred dividends	$18,142	$24,593	$20,888	$36,251	$31,824	$28,209

(1)	Earnings are insufficient to cover fixed charges and preferred dividends; deficiency of earnings available presented as supplemental information in the table above.